Exhibit 99.1

	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 infoberkmanassociates.com		Company Contact: Daniel Bernstein President (201) 432-0463

BEL FUSE PROPOSES TO ACQUIRE PULSE ELECTRONICS
FOR $6.00 PER SHARE

Proposal Follows Repeated Unsuccessful Efforts to Enter into Negotiations with Pulse
Electronics to Explore Several Possible Business Combinations

Combined Entity Will Create a More Competitive Global Company with a Robust Capital
Structure for Future Expansion

Bel Fuse Announces Nomination of Four Highly Qualified Independent Director Nominees for
Election at Pulse Electronics 2011 Annual Meeting

JERSEY CITY, N.J., February 28, 2011 -- Bel Fuse, Inc. (NASDAQ: BELFA) and (NASDAQ: BELFB) today announced that it has made a proposal to acquire all of the outstanding shares of Pulse Electronics Corporation (NYSE: PULS) common stock for per share consideration of $6.00. Bel’s proposal would allow Pulse Electronics shareholders the ability to choose whether to receive the consideration in cash or Bel Class B common stock.
“The strategic and operational rationale for this transaction is even more compelling today than it was in 2007 when Pulse Electronics proposed a merger with Bel” said Daniel Bernstein, Bel’s President and CEO. “We believe the offer of cash or Bel common stock provides immediate liquidity to Pulse Electronics’ shareholders who prefer to accept an all-cash offer and presents others with a very attractive investment opportunity to be shareholders in a combined company with a robust and flexible capital structure available for future expansion.”
The combination will create a more competitive global business through lower operating costs, a wider product portfolio, and a stronger platform of engineering capabilities. Furthermore, Bel believes bringing these two companies together would also greatly benefit customers, associates and other important stakeholders of both companies by being part of a larger and stronger global business with greater prospects than either business could achieve on a standalone basis.
Avi Eden, a member of Bel’s Board of Directors, said, “Despite our best efforts Pulse Electronics’ Board has expressed an unwillingness to engage in meaningful negotiations and has continued to defer discussions to some future time. We believe good corporate governance and their fiduciary responsibilities require the Pulse Electronics Board to seriously consider our value enhancing proposal, which provides immediate and full value to Pulse Electronics’ shareholders.”
Bel also announced today that it has nominated a slate of four highly qualified independent director nominees for election to Pulse Electronics’ Board at its upcoming annual meeting of shareholders, which is expected to be held in May. If elected, these Directors will constitute a majority of Pulse Electronics’ Board.
Bel is being advised by Hedge Fund Solutions, LLC and Olshan Grundman Frome Rosenzweig & Wolosky LLP.
The full text of the proposal letter follows:

February 28, 2011

Mr. John Burrows
Lead Independent Director
Pulse Electronics Corporation
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear John:

I am writing on behalf of the Board of Directors of Bel Fuse Inc. (“Bel”) to make a compelling proposal for a business combination of Bel and Pulse Electronics. Under our proposal, Bel would acquire all of the outstanding shares of Pulse Electronics common stock for per share consideration of $6.00 based on Bel’s closing share price on February 25, 2011, payable in the form of $6.00 in cash or 0.272 of a share of Bel Class B common stock. Bel would provide each Pulse Electronics shareholder with the ability to choose whether to receive the consideration in cash or Bel Class B common stock. Of course, if Pulse Electronics’ Board would prefer to negotiate a combined consideration of cash and stock, we are willing to structure a transaction that makes the most sense and provides the greatest tax advantages for your shareholders. Our financial advisors have informed us that the necessary financing arrangements can be obtained to complete this offer and we do not believe there are any significant regulatory impediments to consummating this transaction quickly.

Our proposed offer price represents a premium of 11% to Pulse Electronics’ closing share price on February 25, 2011 and a premium of approximately 22.7% to Pulse Electronics’ average closing share price for the 60 trading days ended February 25, 2011. Importantly, this offer represents a premium of 37.6% to Pulse Electronics’ closing share price on December 28, 2010, the last trading day prior to Pulse Electronics’ public disclosure of Bel’s interest in discussing a potential business combination and intention to nominate candidates for election to Pulse Electronics’ Board at the 2011 annual meeting of shareholders.

The strategic and operational rationale for this transaction is even more compelling today than it was in 2007 when we last discussed a business combination. We believe the offer of cash or Bel common stock provides immediate liquidity to Pulse Electronics’ shareholders who prefer to accept the all-cash offer and presents others with a very attractive investment opportunity to be shareholders in a combined company with a robust and flexible capital structure available for future expansion. These shareholders will participate in the significant benefits associated with creating a more competitive global business through lower operating costs, a wider product portfolio, and a stronger platform of engineering capabilities. Furthermore, bringing our two companies together would also greatly benefit our customers, associates and other important stakeholders by being part of a larger and stronger global business with greater prospects than either business could achieve on a standalone basis.

As you know, I have recently discussed the possibility of either a complete business combination or a partial asset purchase agreement with several of Pulse Electronics’ Board members. During these meetings I indicated our flexibility as to the type of purchase and the form of consideration. In fact, I recently proposed that Bel would be willing to consider acquiring Pulse Electronics’ Network Product Group for cash or Bel shares or a combination thereof. I also discussed some of the exceptional benefits this could have for your shareholders; including management’s ability to concentrate their efforts on improving the high growth oriented wireless business. The proposal included a possible stock ownership component in Bel, which would allow your shareholders to participate in the value creation synergies associated with the business we would acquire.

Despite our best efforts your Board has expressed an unwillingness to engage in meaningful negotiations and has continued to defer discussions to some future time. We believe good corporate governance and your fiduciary responsibilities require the Board to seriously consider our value enhancing proposal, which provides immediate and full value to your shareholders. Toward this end, we believe it is incumbent upon your Board to explain why you will not negotiate with us at this time. Furthermore, if you continue to maintain this position, we believe you should provide shareholders with detailed performance objectives for the business going forward so that the results can be effectively measured against the attractive alternative of the business combination we propose.

While we believe it is in the best interests of our respective shareholders to reach an agreement on a friendly basis, and avoid the unnecessary cost and distraction associated with the alternative, know that we are committed to successfully completing this transaction.

Our proposal is subject to the negotiation of a definitive merger agreement and our having the opportunity to conduct certain limited and confirmatory due diligence. In addition, because a portion of the aggregate merger consideration would consist of Bel stock, we would provide Pulse Electronics the opportunity to conduct appropriate due diligence with respect to Bel. We are prepared to deliver a draft merger agreement to you and begin discussions immediately.

As always, I am willing and ready to meet with you at your convenience to discuss next steps.

Sincerely,

Avi D. Eden
Director

Cc:  Pulse Electronics Board of Directors

Bel urges Pulse Electronics’ shareholders to take the necessary steps with their custodial banks and brokerage firms to ensure they have the ability to vote at Pulse Electronics’ upcoming Annual Meeting.
Shares held in margin accounts may be loaned out by brokers and any shares that are subject to a stock loan cannot be voted by the beneficial owner at the upcoming Annual Meeting if they are loaned out as of the March 4th record date. In order to ensure that Pulse Electronics’ shareholders have the ability to vote their shares, they should move their shares into a cash account in advance of the March 4th record date.
Investors who are interested in adding to their ownership of Pulse Electronics’ shares and having the ability to vote these shares at the upcoming Annual Meeting should complete any purchases by March 1, 2010 in order to allow for trade settlement by the record date.

ABOUT BEL FUSE, INC
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies). Bel operates facilities around the world.

ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse Electronics”) has commenced at this time. In connection with the proposed transaction, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse Electronics. INVESTORS AND SECURITY HOLDERS OF PULSE ELECTRONICS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Bel, together with the other Participants (as defined below), intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of shareholders of Pulse Electronics.
BEL STRONGLY ADVISES ALL SHAREHOLDERS OF PULSE ELECTRONICS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.
The Participants in the proxy solicitation are anticipated to be Bel, Bel Ventures Inc. (“Bel Ventures”), Timothy E. Brog, James Dennedy, Melvin L. Keating and Mark B. Segall (collectively, the “Participants”). As of the date hereof, the Participants collectively own an aggregate of 341,725 shares of Pulse Electronics Common Stock, consisting of the following: (1) 368 shares owned directly by Bel and (2) 341,357 shares owned directly by Bel Ventures.

FORWARD-LOOKING STATEMENTS
Except for historical information contained in this news release, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market’s acceptance of the Bel’s new products and competitive responses to those new products; and the risk factors detailed from time to time in the Bel’s SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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Investor Inquiries:	Media Inquiries:
Bel Fuse Inc.	Hedge Fund Solutions, LLC
Daniel Bernstein, President & CEO	Damien Park
Colin Dunn, CFO	(215) 325-0514
(201) 432-0463	dpark@hedgerelations.com
www.belfuse.com